Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Beyond Air, Inc. on Form S-3 of our report dated June 24, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Beyond Air, Inc. as of and for the years ended March 31, 2024 and 2023 appearing in the Annual Report on Form 10-K of Beyond Air, Inc for the year ended March 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

East Hanover, New Jersey

October 25, 2024